SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 10, 2004

CONCENTRA OPERATING CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	001-15699	75-2822620
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5080 Spectrum Drive Suite 400 – West Tower Addison, Texas		75001 (Zip code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (972) 364-8000

Not Applicable

(former address if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

On May 10, 2004, Concentra Inc., the parent corporation of Concentra Operating Corporation (the “Company”), entered into Amendment No. 3 to Bridge Loan Agreement, dated as of June 25, 2002, among Concentra Inc., as the Borrower, Citicorp North America, Inc. as Lender and Administrative Agent, and the other Lenders party thereto from time to time (“Amendment No. 3”). Amendment No. 3 was entered into in connection with a previously announced series of contemplated transactions, including the Company’s consideration of a Rule 144A offering of $150 million principal amount of senior subordinated notes due 2012 and the amendment of its existing credit facility to incur an additional $70 million of term loans thereunder (collectively, the “Transactions”) to enable the Company to consummate a previously announced cash tender offer and consent solicitation for any and all of its outstanding 13% Senior Subordinated Notes due 2009 and to declare a dividend to Concentra Inc., which subsequently would pay such dividend to its stockholders (collectively, the “Dividends”).

Amendment No. 3 extends the maturity date under the Bridge Loan Agreement from March 31, 2005 to March 31, 2007. In addition, the Lenders have amended and waived certain provisions of the Bridge Loan Agreement to enable the Company to consummate the Transactions and pay the Dividends.

Item 7. Financial Statements and Exhibits

(c) Exhibits

10.1	Amendment No. 3 to Bridge Loan Agreement dated as of May 10, 2004, by and among Concentra Inc., the Lenders that are parties thereto, and Citicorp North America, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCENTRA OPERATING CORPORATION
(Registrant)

By:	/s/ Thomas E. Kiraly
Name:	Thomas E. Kiraly
Title:	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

Date: May 12, 2004

INDEX TO EXHIBITS

EXHIBIT NUMBER

10.1	Amendment No. 3 to Bridge Loan Agreement dated as of May 10, 2004, by and among Concentra Inc., the Lenders that are parties thereto, and Citicorp North America, Inc.